UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 1, 2007
HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)
Massachusetts	1-10730	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
400 Wood Road Braintree, MA		02184
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		781-848-7100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

At its meeting on May 1, 2007, the Compensation Committee of the Company’s Board of Directors set bonus objectives and base salaries for executive officers for fiscal 2008. The Committee also approved a long term cash incentive award and a restricted stock grant.

For fiscal 2008, each executive officer will be eligible to receive a potential cash bonus. These potential cash awards are established at the beginning of the fiscal year. Employees who are bonus eligible, including executives, may not receive any of the potential cash awards unless the Company reaches certain minimum stated revenue and operating incomes results for the fiscal year. The final cash award paid is determined by the Company’s performance to the specified revenue and operating income targets. If the specified targets for revenue or operating income for the fiscal year are over achieved, the potential cash bonus is increased to certain specified levels. A portion of all employees’ bonus is also dependent upon their performance to their own individual performance objectives, such as a business unit’s financial performance, business development goals and cost savings initiatives. For all executives, 70% of their stated potential cash bonus will be solely dependent upon the achievement of the stated financial performance targets for revenue and operating income for the fiscal year, and 30% will be dependent upon the achievement of their individual performance objectives, including regional or unit performance objectives.

For fiscal 2007, each executive officer was eligible to receive a potential cash bonus. These potential cash awards were established at the beginning of the fiscal year. As the Company’s financial performance fell short of the specified targets for revenue and operating income, no bonuses were earned by the executives for FY07.

The following table sets forth annual salary and stated potential bonus awards for fiscal 2008 for the Company’s principal executive officer, principal financial officer and the executive officers serving in fiscal 2008 who were included in the Company’s proxy statement for its August 9, 2006 annual meeting. Actual annual base salary amounts for such officers for fiscal 2007 are also included.

Name and Principal Position	Fiscal Year	Salary		Bonus (Actual FY 07, Target FY 08)
Brad Nutter President and CEO	2007 2008	$ $	520,000 520,000	$ $	0 520,000
Peter Allen President, Donor Division	2007 2008	$ $	376,904 376,904	$ $	0 169,600
Brian Concannon President, Global Markets	2007 2008	$ $	384,275 384,275	$ $	0 172,900
Bob Ebbeling Vice President, Operations	2007 2008	$ $	384,300 384,300	$ $	0 172,900
Chris Lindop Vice President, Chief Financial Officer	2007[1] 2008	$ $	96,250 385,000	$ $	0 173,200

In recognition of past performance, and the importance of his future contributions to the Company’s strategy, the Committee approved a long term cash bonus of $200,000 for Peter Allen. The award will be payable on May 1, 2010, contingent upon his continued service.

1 Represents the partial year salary paid to Mr Lindop for January through March of FY 2007. Additionally, Mr. Lindop was paid a sign-on bonus of $300,000.

Also, on May 1, 2007, the Committee approved a restricted stock grant of 10,000 shares under the Company’s 2005 Long-Term Incentive Compensation Plan to the following named executive officer. Such restricted stock shall vest at the rate of 25% per year over the four years following the grant date so long as such officer remains an employee of the Company.

Name	Number of Shares	Average Share Price at Grant Date	Total Grant Date Fair Value
Brian Concannon	10,000	$47.935	$479,350.

In the event of the death of the employee, any unvested shares would immediately become fully vested. In the event of the disability of an employee, shares would continue to vest. In the event of a change of control, any unvested shares would immediately become fully vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date May 2, 2007
/s/ Christopher J. Lindop
Christopher J. Lindop, Vice President and Chief Financial Officer